Contact: Jon Anderson, Actel Corporation (650) 318-4445

For Release: April 24, 2007 @ 1:30 P.M. PT

ACTEL ANNOUNCES FIRST QUARTER 2007 REVENUES

Mountain View, Calif. – Actel Corporation (NASDAQ: ACTL) today announced net revenues for the first quarter of 2007, which ended April 1, 2007. No additional financial results for the first quarter will be available until after completion of the ongoing review of the Company’s historical stock option practices and related accounting.

Net revenues for the first quarter of 2007 were $48.6 million, up 5 percent from the first quarter of 2006 and up one percent from the fourth quarter of 2006.

Revenue Outlook – Second Quarter 2007

The Company believes that second quarter revenues will be flat sequentially, plus or minus two percent. This is a “forward-looking statement” within the meaning of the Private Securities Litigation Reform Act of 1995 and should be read with the “Risk Factors” in the Company’s most recent Form 10-Q, which can be found on Actel’s web site, www.actel.com. The Company’s quarterly revenues are subject to a multitude of risks, including general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. These and the other Risk Factors make it difficult for the Company to accurately project quarterly revenues, and could cause actual results to differ materially from those projected in the forward-looking statement. Actel does not assume, and expressly disclaims, any duty to update the forward-looking statement and Risk Factors.

Stock Option Review

As previously announced:

On September 22, 2006, a Special Committee of the Board of Directors of Actel, composed of independent directors and assisted by independent counsel, was appointed to review the Company’s historical stock option grant practices and related accounting.

Actel voluntarily informed the staff of the Securities and Exchange Commission (“SEC”) about the internal review and is cooperating with the SEC in its informal inquiry.

On January 18, 2007, Actel’s management concluded that shareholders and other investors should no longer rely on the Company’s financial statements and the related reports or interim reviews of Actel’s independent registered public accounting firm and all earnings press releases and similar communications issued by the Company for fiscal periods commencing on or after January 1, 1996.

On January 30, 2007, the Special Committee presented its preliminary findings to the Board of Directors. The preliminary findings are described in a Current Report on Form 8-K filed by Actel on February 1, 2007.

On March 9, 2007, the Special Committee delivered its final report to the Board of Directors.

Working with its independent registered public accounting firm, the Company is evaluating corrections to measurement dates and other related accounting issues and is quantifying the financial and tax impact of those corrections and related issues. In lieu of amending its prior SEC filings to restate financial statements, Actel intends to include in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the comprehensive disclosure outlined in guidance posted by the SEC Chief Accountant’s Office on January 16, 2007.

The Company has received notices from The Nasdaq Stock Market (“Nasdaq”) of staff determinations that Actel is not in compliance with the requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14), under which listed companies must file all required SEC reports, and Rules 4350(e) and 4350(g), under which companies must hold an annual meeting of shareholders, solicit proxies, and provide proxy statements to Nasdaq. On February 16, 2007, a Nasdaq Listing Qualifications Panel (“Panel”) granted the Company’s request for continued listing, subject to certain conditions.

On April 2, 2007, the Nasdaq Listing and Hearing Review Council (“Listing Council”) stayed the February 16, 2007, decision of the Panel pending a review by the Listing Council of the merits of the Panel’s decision. By June 20, 2007, the Nasdaq Listing Qualifications Department will provide the Listing Council with an updated qualifications summary sheet and any additional information that staff believes would assist the Listing Council in its review of this matter. The Company may submit any additional information that it wishes the Listing Council to consider by June 29, 2007.

The Company will not announce full financial results for the first quarter of 2007 until it files its Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007. The Company intends to files its delinquent SEC periodic reports, including any required restatements, and solicit proxies and hold an annual shareholders’ meeting as soon as practicable.

Editor’s Note: The Actel name and logo are trademarks of Actel Corporation.

ACTEL CORPORATION

NET REVENUES
(unaudited)

	Apr 1, 2007	Dec 31, 2006
Net revenues (in thousands)	$48,604	$48,247
Revenue By Geographic Region :
North America	49%	47%
Europe	30%	27%
Asia Pacific/Row	21%	26%
Revenue By Market Segment :
Communication	15%	16%
Consumer	11%	9%
Industrial	45%	41%
Aero/Military	29%	34%
Revenue By Channel :
OEM	18%	21%
Distribution	82%	79%
Revenue By Product Category :
New*	40%	35%
Mature	60%	65%

*	New products are defined as the eX, SX-A, AX, RTSX, RTAX, and flash technology product families.